Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated September 30, 2024 relating to the consolidated financial statements of Precision Optics Corporation, Inc. for the year ended June 30, 2024 included in this Form 10-K, into the Company’s previously filed Form S-1 Registration Statement Nos. 333-273346 and 333-265564; Form S-8 Registration Statement Nos. 333-275180, 333-110946, 333-128628, 333-177330, 333-203524, 333-233650, 333-256746, 333-97525, 333-94125, and 333-89989; and Form S-3 Registration Statement No. 333-280047.

/s/ Stowe & Degon LLC

September 30, 2024

Westborough, Massachusetts